Exhibit 10.33

Form of Loan Agreement

GLAAM Co., Ltd. (hereinafter referred to as the “Creditor”) and Korea Networks Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a loan agreement as follows.

Article 1 (Borrowing Amount)

Creditor lends KRW [                ] (KRW [                ]) (the “Principal Amount”) to Debtor, and Debtor borrows the Principal Amount.

Article 2 (Borrowing Term)

The term of the loan hereunder shall be [twelve] months from [                ] (the “Borrowing Term”).

Article 3 (Interest Rate and Repayment)

Interest on the Principal Amount shall be at the rate of 5% per annum, payable together with the Principal Amount thereof on the last day of the Borrowing Term. [Provided, if the repayment is delayed on the due date, Debtor shall pay additional late payment damages at the rate of 12% per annum on the delayed amount].

Article 4 (Allowance of the Mid-term Repayment)

Debtor may prepay (be allowed partial repayment of) the Borrowing Amount prior to the end of the Borrowing Term, subject to the discretion of Debtor.

Article 5 (Resolution of Dispute)

If a dispute arises in connection with this loan agreement, Creditor and Debtor agree to resolve it amicably based on mutual trust, but if no resolution is reached and a lawsuit is filed, the Seoul Central District Court shall be the competent court.

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To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept by Creditor and Debtor, respectively, after being signed and sealed.

[                ]

Creditor Name : GLAAM Co., Ltd.	Debtor Name : Korea Networks Co., Ltd..

Address: 298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, ROK	Address: 5F, 20-7, 85-gil, Yeongdongdae-ro, Gangnam-gu, Seoul, ROK

Business Registration Number : 211-87-65996	Business Registration Number : 220 – 88 - 37943

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